Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

of Niku Corporation:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of Niku Corporation of our report dated February 20, 2004, except as to Note 11, which is as of April 4, 2004, with respect to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2004, and the related financial statement schedule, which report appears in the January 31, 2004 annual report on Form 10-K of Niku Corporation incorporated herein by reference and to the references to our firm under the heading “Experts” in the prospectus and in the prospectus supplement contained in the Registration Statement on Form S-3.

/s/ KPMG LLP

Mountain View, California

December 3, 2004